Acorn Energy Moves to Enhance its Consolidated Operating Results

via Liquidation of its GridSense® Subsidiary Assets

Wilmington, DE, April 21, 2016 – Acorn Energy, Inc. (OTCQB: ACFN) announced today that it has initiated a process to liquidate the assets of its GridSense® subsidiary. Acorn is hosting a conference call today at 1:00 pm ET to address this decision in the context of a refocused corporate strategy (call details below).

Jan Loeb, Acorn CEO, commented, “The decision to liquidate GridSense follows a thorough effort by Acorn’s management and Board of Directors over the last few months to identify strategic alternatives to improve GridSense’s operating and financial performance. The liquidation process is the most immediate path to stem the operating losses and cash drain of the GridSense business. This is a painful decision for all parties, particularly given the dedication and contribution of the GridSense team over the years.

“GridSense has industry-leading products, technology and intellectual property that provide significant value to utility companies; however its modest scale – combined with very long utility-industry procurement cycles – required Acorn’s ongoing financial support. We are hopeful that the liquidation process will provide a means to place the GridSense team and technology within larger organizations with greater resources and broader reach. We believe this difficult step is in the best interests of GridSense, its employees and customers, as well as Acorn and our various stakeholders.

“As CEO, it is my responsibility to take a hard look at each of our portfolio companies and then take appropriate steps to maximize each business’s financial performance, future growth potential and value. It’s neither fun nor easy but is a discipline that is necessary to return Acorn to profitability. With today’s actions, including the strategic partnering of our DSIT business with a leading defense industry company, we have substantially improved Acorn’s potential for growth and success.”

GridSense generated revenue of $2.5 million in 2015 but has not generated profits or positive cash flow in the recent past. GridSense will be reported as a discontinued operation in Acorn’s first quarter results.

GridSense develops and markets remote monitoring systems for electric utility companies. Its systems are used for outage management, power quality measurement, systems planning, trouble-shooting and maintenance. The company focuses on the detection of problems on power lines and transformers and the prevention of power outages. Its unique solutions are applicable to hundreds of thousands of underground and vault transformers, most of which are approaching or past their life expectancies.

Conference Call Details:

Date/Time:	Today, Thursday April 21st at 1:00 pm ET
Dial In #:	888-243-4451 or 412-542-4135 international
Online Reply/Transcript:	Audio file and call transcript will be posted to the
investor section of Acorn’s website as soon as available.

About Acorn Energy, Inc. (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with two portfolio companies:

OmniMetrix™, Inc. (www.omnimetrix.net) - a leader and pioneer in machine-to-machine (M2M) wireless remote monitoring and control for pipelines, stand-by generators, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable, with over 16 years of experience and thousands of monitored assets.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for the defense, HLS, energy and commercial markets. The company employs a world-class multi-disciplinary team of professionals that are skilled in the latest sonar and real-time technologies. DSIT products include: The Shield family of Diver Detection Sonars, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis systems, sonar simulators and trainers and various other products in this field. DSIT is also in the process of developing innovative fiber optic based sensors.

Safe Harbor Statement

This press release includes forward-looking statement, which are subject to risks and uncertainties. There is no assurance that Company its other stakeholders will see any value from a transfer of the GridSense technology or other assets. There is no assurance that Acorn will be successful in maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contact:

David Collins, William Jones, Helen Sun

Catalyst Global

212-924-9800 or acfn@catalyst-ir.com